RESTRICTIVE COVENANT AGREEMENT


     THIS RESTRICTIVE COVENANT AGREEMENT ("Agreement") is made effective as of this 12th day of April, 1999, by and between Regent Assisted Living, Inc., an Oregon corporation (the "Company"), and Louis Swart (the "Officer").

     A. The Company is principally engaged in the business of owning, operating and developing assisted living communities (the "Business").

     B. Pursuant to that certain resolution of the Company's Board of Directors dated to be effective March 31, 1999, Officer has been granted an option to purchase 50,000 shares of the Company's common stock (the "Option") through the Regent Assisted Living, Inc. 1995 Stock Incentive Plan adopted August 28, 1995 (the "Plan"), on the terms and subject to the conditions of the Incentive Stock Option Agreement dated the date hereof (the "Option Agreement") between the Company and the Officer.

     C. As of this date, Officer has commenced employment with the Company pursuant to the Employment Agreement dated this date (the "Employment Agreement") between the Company and the Officer. As an employee of the Company pursuant to the Employment Agreement, the Officer is expected to obtain extensive knowledge of the operations and financial condition of the Business, as well as strong contacts and relationships with the Company's suppliers, customers and employees.

     D. The Company is unwilling to enter into the Option Agreement or the Employment Agreement unless the Officer agrees to be bound by the terms of this Agreement.

     E. To induce the Company to enter into the Option Agreement and the Employment Agreement, the Officer desires to execute this Agreement and to be bound by the terms hereof.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, including Purchaser's execution and delivery of the Option Agreement and the Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Restrictive Covenants. Except for the benefit of the Company, the Officer shall not, either directly or indirectly, on his own account, or as an employee, consultant, agent, partner, joint venturer, owner, officer, director or stockholder (except for holdings of less than two percent (2%) of the stock of a publicly traded company which are held solely for investment purposes, and which do not involve the performance of any active services by the Officer for any other person, firm, partnership, corporation or other entity, or in any other capacity), in any way:

          (a) From the date of this Agreement until the later of four years after the date of this Agreement or one year after the termination of the Officer's employment by the Company for any reason pursuant to the Employment Agreement, within the United States of America, including its possessions and territories, conduct, engage in, aid or assist anyone in the conduct of a business which is competitive with the Business (provided, however, if Officer's employment by the Company is terminated by the Company without Cause (as defined in the Employment Agreement)


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     then Officer's obligation under this paragraph (a) shall be only for one year after the date of termination); or

          (b) From the date of this Agreement until the later of four years after the date of this Agreement or one year after the termination of the Officer's employment by the Company for any reason pursuant to the Employment Agreement, with respect to the type of products or services offered for sale to the Company's residents and other customers, solicit, divert, take away or accept orders or business from, or attempt to solicit, divert, take away or accept orders from, any person, firm, partnership, corporation or other entity, wherever located, for whom the Company performed any services or to whom the Company sold any product within the immediately preceding twelve (12) month period; or

          (c) From the date of this Agreement until the later of four years after the date of this Agreement or one year after the termination of the Officer's employment by the Company for any reason pursuant to the Employment Agreement, hire solicit for hire or attempt to solicit for hire for employment, or engage, any person who is employee or agent of the Company or was an employee or agent of the Company within the immediately preceding twelve (12) month period; or

          (d) Use for himself or for any other person, firm, corporation, partnership, association or other entity, or divulge or disclose in any manner to any person, firm, corporation, partnership, association or other entity, the identity of the Company's residents or other customers, the methods of operation, financial data, sources of supply, know-how, pricing information, records, books, agreements, techniques, forms, procedures, systems, financial information or other trade secrets or confidential or proprietary information used in or relating to the Business (hereinafter referred to as the "Confidential Information"). Notwithstanding anything to the contrary contained in this Agreement, the restrictions on the Officer's disclosure and use of the Confidential Information shall not apply to (i) information or techniques which are or become generally known to the public, other than through disclosure (whether deliberate or inadvertent) by the Officer; or (ii) disclosure of Confidential Information in judicial or administrative proceedings to the extent the Officer is legally compelled to disclose such information, provided the Officer shall have used the Officer's best efforts, and shall have afforded the Company the opportunity, to obtain an appropriate protective order or other assurance satisfactory to the Company of confidential treatment for the information required to be so disclosed.

          (e) Notwithstanding anything to the contrary in this Agreement, Executive may hold an interest in any congregate care or assisted living property approved by the Company's Board of Directors (which approval shall not be unreasonably withheld), provided that Executive shall hold any such interest for investment purposes only and shall not take an active role in the management of any such properties.

          (f) Executive shall have no obligations under paragraphs (a), (b) or
     (c), above, in the event the Officer's employment is terminated on or after March 31, 2001.

          (g) Nothing in this Agreement shall in any manner prohibit Officer from engaging in the private practice of law so long as Officer does not divulge Confidential Information in breach of paragraph (d) above.


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The Company's rights and Officer's obligation under each of the paragraphs above is in addition to and not in lieu of the respective rights and obligations of the Company and Officer under any other paragraph above.

     2. Remedies. The Officer hereby agrees that the periods of time, geographical scope and other restrictions provided for in Section 1 above are the minimum such terms necessary to protect the Company and its successors and assigns in the use and enjoyment of the goodwill associated with the Business. The Officer further agrees that damages cannot adequately compensate the Company in the event of the Officer's breach of any of the covenants contained in
Section 1 above. Accordingly, the Officer agrees that in the event of a breach of any of such covenants, the Company shall be entitled to obtain injunctive relief against the Officer, without bond but upon due notice, in addition to such other relief as may be available at law or in equity. Obtaining of any such injunction by the Company shall not be deemed an election of remedies or a waiver of any right to obtain any other remedies the Company may have at law or in equity. The existence of any claim or cause of action of the Officer against the Company or the Company of whatever nature shall not constitute a defense to the Company's enforcement of such restrictive covenants. To the extent any of such restrictive covenants are deemed unenforceable by virtue of their scope, in terms of geographical area or length of time or otherwise, but may be made enforceable by limitations thereon, the Officer agrees that such covenants shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought. The parties hereby authorize any court of competent jurisdiction to modify or reduce the scope of the restrictive covenants to the extent necessary to make such restrictive covenants enforceable.

     3. Indemnification. The Officer agrees to indemnify and hold the Company and its affiliates harmless from and against any and all loss, cost, damage, liability and expense including, without limitation, reasonable attorneys' fees, court costs and reasonable litigation expenses) which the Company or any such affiliate shall suffer, sustain or incur as a result of, arising from or in connection with any failure or breach by the Officer hereunder.

     4. Miscellaneous.

          (a) Written Agreement to Govern. This Agreement, the Option Agreement, and the Employment Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all prior discussions, negotiations, understandings or written agreements among the parties hereto relating to the subject matter contained herein, and merge all prior and contemporaneous discussions among the parties.

          (b) Severability. The parties expressly agree that it is not the intention of any party hereto to violate any public policy, statutory or common law rules, regulations, treaties or decisions of any government or agency thereof. Subject to Section 2 of this Agreement, if any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision, such articles, sections, sentences, words, clauses or combinations thereof shall be inoperative, and the remainder of this Agreement shall remain binding upon the parties hereto.

          (c) Law to Govern. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Oregon, without regard to its conflict of laws rules. The Officer hereby consents and submits to the exclusive jurisdiction of the courts of the State of Oregon and the U.S. District Court for the District of Oregon with respect to any actions or causes of action arising hereunder. The Officer further agrees that Portland, Oregon shall be the exclusive venue of any actions or causes of action arising hereunder.


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          (d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

          (e) Waiver of Provisions. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term or covenant of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       OFFICER


                                       LOUIS SWART
                                       -----------------------------------
                                       Louis Swart


                                       REGENT ASSISTED LIVING, INC.



                                       By: WALTER C. BOWEN
                                          --------------------------------
                                           Walter C. Bowen, President


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